Exhibit 99.1

October 28, 2009

Company Press Release

SOURCE:	CALIFORNIA STEEL INDUSTRIES, INC.

Contact:	Kyle Schulty
Manager, Communications
909-350-6024

California Steel Industries Reports Profitable Third Quarter 2009 Results

Fontana, CA. — California Steel Industries, Inc. (“CSI”) today reported third quarter results for the period ended September 30, 2009. Net income for the quarter is $7.4 million, as the Company continued to show improvement, specifically from second quarter 2009’s net loss of $2.8 million.

Net sales for the period are $147 million, compared with third quarter 2008’s net sales of $440.8 million, and second quarter 2009’s net sales of $104.2 million.

Shipment levels improved to 244,417 net tons for third quarter 2009, a 38 percent improvement from second quarter 2009, although 31 percent lower than third quarter 2008.

“Under these circumstances of low production and shipment levels, I am pleased to report a profit for the quarter,” said Vicente Wright, President & Chief Executive Officer.

“The improved level of shipments was certainly welcome, and was a key contributor, along with slightly better sales prices and our company’s constant dedication to cost management, to place CSI back to profitability in the third quarter,” he continued.

The average selling price for all product lines was consistent to second quarter 2009, with some improvement in prices during the quarter in flat rolled products. The average selling price is 50 percent lower than third quarter 2008. Year to date, the average selling price is down 30 percent from 2008.

EBITDA (as adjusted) for the quarter is $20.2 million, more than twice that of second quarter 2009, while off almost 70 percent from third quarter 2008.

Year to date, net sales are $398.2 million, 68 percent lower than the same period in 2008, when net sales were $1.2 billion. Shipments for the first nine months are 578,133 net tons, compared with 1,249,743 net tons in 2008.

The Company continues its strong liquidity position, with a balance of cash and cash equivalents as of September 30, 2009 of $96.8 million. The Company has no outstanding balance under its Revolving Credit Agreement as of September 30, 2009, and availability of more than $108 million.

Results (in thousands, except for billed tons) are as follows:

	Three Months Ended		Nine Months Ended
	9/30/09	9/30/08	9/30/09	9/30/08
Billed Net Tons	244,417	352,010	578,133	1,249,743
Net Sales Revenue	$146,983	$440,836	$398,245	$1,241,151
Cost of Sales	$134,753	$372,781	$409,740	$1,072,457
SG&A	$4,285	$6,356	$12,819	$16,931
Income (Loss) from Operations	$7,916	$60,929	$(24,343)	$148,888
Interest expense, net	$1,960	$1,801	$6,201	$6,319
Income (Loss) before Income Taxes	$8,066	$57,486	$(23,449)	$143,638
Net Income (Loss)	$7,350	$35,546	$(10,810)	$89,395

Depreciation	$8,160	$8,193	$24,548	$24,395
Cash Flow Information
Cash flows provided by (used in):
Operating Activities	$17,377	$(33,431)	$120,431	$115,112
Investing Activities	$(9,890)	$(13,568)	$(32,005)	$(29,065)
Financing Activities	$(2,500)	$(26,925)	$(2,500)	$(13,425)
EBITDA	$18,186	$67,480	$7,300	$174,352
Add back inventory write down for LCM adjustment	$2,000	—	$41,800	—
EBITDA, as adjusted	$20,186	$67,480	$49,100	$174,352

Certain amounts for the prior period have been reclassified to conform to the current period.

A reconciliation between cash flows from operations and EBITDA will be included in the Company’s Current Report on Form 8-K, together with this press release.

Company Information and Forward Looking Statements

California Steel Industries is the leading producer of flat rolled steel products in the western United States (the 11 states located west of the Rocky Mountains) based on tonnage billed, with a broad range of products, including hot rolled, cold rolled and galvanized coil and sheet. The Company also produces electric resistant weld pipe. Located near Fontana, California, CSI has about 900 employees.

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Actual outcomes and results may differ materially from what is expressed herein. In evaluating any forward-looking statements, please carefully consider factors that could cause actual results to differ materially from the expectations of the company or its management. For a more detailed discussion of these factors, please see the company’s most recent filings with the Securities and Exchange Commission. In particular, we direct your attention to our most recent Form 10-K, in particular Item 1 with respect to the general discussion of factors affecting our business, Item 7 with respect to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and Item 7A with respect to “Quantitative and Qualitative Disclosures about Market Risk”. The company undertakes no obligation to update the forward-looking statements to reflect subsequent events or circumstances.